Exhibit 99.1

Bulldog Technologies Announces the Release of the RB-600

RoadBOSS™ Security Solution

Combined Power of an Electronic Security Seal, GSM/GPRS Data and GPS Tracking

Plugs the Black Hole in Supply Chain Monitoring and Security

RICHMOND, British Columbia, June 30, 2005 -- Bulldog Technologies Inc. (OTC BB: BLLD), a leading provider of wireless cargo security applications announced today the release of the RB-600 RoadBOSS™ security solution, designed for securing and monitoring items in the transportation supply chain.

The RB-600 is an integration of a GPS receiver, a GSM/GPRS modem, motion sensor and security seal into one compact device. When attached to the locking rods of any container or transport vehicle, the RB-600 provides a simple, reusable security and tracking device that provides the real-time knowledge of a secure cargo shipment, and the ability to locate that shipment anywhere in the world with GSM coverage.

The demand from customers for the features of the new RB-600 RoadBOSS™ has been overwhelming. The RB-600 provides several unique product enhancements over the existing RoadBOSS™ System. By embedding the GSM/GPRS data modem, GPS receiver and security seal in one removable/reusable device, the operator can selectively choose which loads are to be secured independent of the tractor, thus eliminating the expense of hard wiring a tracking system into each tractor or trailer.

The RB-600 interfaces with the Bulldog Security Gateway software platform providing an advanced software interface that allows the user to secure, track and monitor supply chain goods in a container or transport vehicle anywhere, anytime. Additional, features of the application include off-route monitoring with a generated security profile. Check-in time can be set to any interval of time.

Additional features of RB-600 include a dual mode LED (green/red) for quick evaluation of security alerts. The device can be supplied with a re-chargeable or a disposable battery. The re-chargeable battery has a life between charges of approximately 2 months with a 15 minute check-in interval and approximately 6 months with a 60 minute check-in interval.

The device is made from a ruggedized, impact resistant plastic alloy, which is durable enough to withstand the environments routinely faced by containers and transport vehicles moving through the supply chain. The technical design and attachment method used in the development of this module has been issued U.S. patent licenses and will be submitted for international patents.

Heetor Wald, CTO for Bulldog Technologies stated, “The Bulldog engineering team has developed a leading edge application that fills a major gap in securing and tracking supply chain items. Bulldog is the first company to develop a security application with such robust functionality that can be deployed worldwide. By combining security and asset tracking in one device, operational costs are significantly reduced thus providing a stronger business case in supply chain security and improving customers ROI.”

About Bulldog Technologies

Bulldog Technologies, Inc., a leading provider of wireless cargo security solutions, researches, develops, and manufactures real-time, comprehensive monitoring, intrusion detection, covert asset recovery and tracking BOSSTM (Bulldog Online Security Solution) devices for use in the cargo transportation and storage industry. Bulldog's solutions allow dispatchers, security personnel, law enforcement professionals, emergency response teams and cargo transport drivers to monitor and track valuable cargo during the transport, storage and delivery supply chain process. Bulldog's proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, our technology can prevent the illegal entry of port storage cargo containers, theft of mobile or in-transit shipping containers as well as covertly tracking high value cargo.

For further information, visit Bulldog on the Web at http://www.bulldog-tech.com.

Contact Information:

Investor Relations	Press Contact
Todd Fromer/Michael Cimini	Jan Roscovich
KCSA Worldwide	Bulldog Technologies Inc.
(212) 896-1215 / (212) 896-1233	(604) 271-8656
tfromer@kcsa.com / mcimini@kcsa.com	jroscovich@bulldog-tech.com
800 Second Avenue, 5th Floor

New York, NY 10017

SAFE HARBOR STATEMENT: This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward- looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future", "plan" or "planned", "will" or "should", "expected", "anticipates", "draft", "eventually" or "projected". You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements, including the risks that our products may not achieve customer acceptance or that they will not perform as expected, that customer trials will not lead to future sales, and other risks identified in our annual report on Form 10-K and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and DVS undertakes no obligation to update such statements.